------                                                                                                 -----------------------------
FORM 5                                                                                                         OMB APPROVAL
------                                                                                                 -----------------------------
                                                                                                        OMB Number:       3235-0362
                                                                                                        Expires: September 30, 1998
[ ] Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION                               Estimated average burden
    longer subject to                       WASHINGTON, DC 20549                                        hours per response......1.0
    Section 16. Form                                                                                   -----------------------------
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
[ ] Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
[ ] Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
 Cogut, Craig M.                               Envirotest Systems Corp. (ENR)                   Issuer (Check all applicable)
-------------------------------------------    ----------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
 c/o Apollo Advisors, L.P.                        Number of Reporting        Month/Year             Officer (give    Other (specify
 2 Manhattanville Rd.                             Person (Voluntary)      September 30, 1997    ---- title below) ---       below)
-------------------------------------------                               -------------------
                 (Street)                                                 5. If Amendment,                   Board Director
Purchase, NY 10577                                                           Date of Original       -------------------------------
-------------------------------------------                                  (Month/Year)
  (City)           (State)           (Zip)                                                   7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                 X    Form Filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form Filed by more than
                                                                                                ----  one Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).
                                                                                                                              (Over)
                                                         Page 1 of 3 pages                                           SEC 2270 (9-96)

FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of                (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       (Month/                Disposed of (D)  (Month/Day/                           Secur-
                             ative        Day/                   (Instr. 3, 4,    Year)                                 ity
                             Security     Year)                  and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option
(right to buy)              $3.3750     10/31/96       A       25,000           (1)    10/31/06 Common Stock 25,000
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

-------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option
(right to buy)                  25,000                       D
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
Explanation of Responses:

See continuation page(s) for footnotes

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.   /s/ CRAIG COGUT                 11-11-97
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                 ------------------------------- --------
                                                                                            **Signature of Reporting Person   Date

Note. File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                             Page 2
                                                         Page 2 of 3 pages                                          SEC 2270 (9-96)



Cogut, Craig M.                                    Envirotest Systems Corp. (ENR)                                 Page 3 of 3 Pages
c/o Apollo Advisors, L.P.                          9/30/97
2 Manhattanville Road
Purchase, NY 10577

(1)  Option exercisable in two equal annual installments beginning October 31, 1997.
